Exhibit 3.1.15

PUT AND CALL OPTIONS CONTRACT

FOR COMMON AND PREFERRED SHARES ISSUED BY

VOTORANTIM CELULOSE E PAPEL S.A.

I.   BNDES PARTICIPAÇÕES S.A. - BNDESPAR, a wholly owned subsidiary of BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES, with headquarters in the city of Brasília in the Federal District, in the Setor Bancário Sul, C.l, Bloco J, Edifício BNDES, 12th and 13th floors, and with service offices in this city of Rio de Janeiro, at Avenida República do Chile n°. 100, parte, registered with the CNPJ/MF under n° 00.383.281/0001-09, duly represented as provided in its Bylaws, and hereinafter simply called “BNDESPAR”; and

II.   VOTORANTIM INDUSTRIAL S.A., with headquarters in the city of São Paulo, at Rua Amauri, n° 255/13th floor, cj. A, registered with the CNPJ/MF under n° 03.407.049/0001-51, duly represented as provided in its Bylaws, and hereinafter simply called “VID”,

BNDESPAR and VID are together referred to as the “Parties” and each in isolation and without distinction, a “Party”,

and also, in an intervening and consenting capacity,

III.   VOTORANTIM CELULOSE E PAPEL S.A., with headquarters in the city of São Paulo, at Alameda Santos, n° 1.357/6th floor, registered with the CNPJ/MF under n.° 60.643.228/0001-21, duly represented as provided in its Bylaws, and hereinafter simply called “VCP” or the “COMPANY”;

and also, as Guarantor,

IV.   VOTORANTIM PARTICIPAÇÕES S.A., with headquarters in the city of São Paulo, at Rua Amauri, 255/10th floor, registered with the CNPJ/MF under n.° 61.082.582/0001-97, in this act represented as provided in its Bylaws, hereinafter simply called “VPAR”.

RECITALS

WHEREAS BNDESPAR, in accordance with its guidelines and objectives, and in order to participate in the project involving the integration of the activities of VCP and ARACRUZ CELULOSE S.A., with headquarters in the city of Aracruz in the state of Espírito Santo, at Barra do Riacho, without number at km 25, registered with the CNPJ/MF under n.° 42.157.511/0001-61 (“Aracruz”), which union results in the largest pulp producer in the world (the “Merger”) and the subsequent listing of VCP with the Novo Mercado segment of the BM&FBOVESPA S.A. - Bolsa de Valores Mercadorias e Futuros (“Bovespa”) (the “Transaction”), has executed, on this date, the Investment Agreement with VID, governing the terms and conditions for the investments by VID and BNDESPAR needed to implement the Transaction (the “Investment Agreement”);

Translated from the original in Portuguese

WHEREAS pursuant to the Investment Agreement and subject to certain conditions, BNDESPAR will come to hold up to 30,526,316 (thirty million, five hundred twenty-six thousand, three hundred and sixteen) common shares and up to 145,705,842 (one hundred forty-five million, seven hundred five thousand, eight hundred and forty-two) preferred shares issued by the COMPANY;

WHEREAS the Parties will execute a Shareholders’ Agreement, as required by the Investment Agreement, which will bind part of the shareholding participation BNDESPAR will hold in VCP (the “Shareholders’ Agreement”);

WHEREAS BNDESPAR agrees to grant to VID, on the conditions established below, an irrevocable option to purchase (i) 30,526,316 (thirty million, five hundred twenty-six thousand, three hundred and sixteen) common shares and (ii) 13,694,714 (thirteen million, six hundred ninety-four thousand, seven hundred and fourteen) preferred shares issued by VCP, as well as (iii) 50% (fifty percent) of all preferred shares issued by VCP that come to be subscribed and paid in by BNDESPAR in any surplus of a capital increase in VCP, as provided in the Investment Agreement, up to a limit of 9,547,964 (nine million, five hundred forty-seven thousand, nine hundred and sixty-four), obligating itself, should such option be exercised, to sell to VID, within the agreed time, the shares subject to such option;

WHEREAS VID, on the other hand, agrees to grant to BNDESPAR, pursuant to the conditions established below, an irrevocable option to sell common and/or preferred shares issued by VCP, obligating itself, should such option be exercised, to purchase from BNDESPAR, within the agreed time, all of the shares subject to such option;

WHEREAS the shares subject to the above-mentioned call and put options shall be free and clear of any judicial or extra-judicial encumbrances and/or liens of any kind, the above-qualified Parties resolve to execute this Put and Call Options Contract for Common and Preferred Shares Issued by Votorantim Celulose e Papel S.A. (the “Contract”), which shall be governed by the following clauses and conditions:

CLAUSE 1

VID’s CALL OPTION

1.1.   Subject to the conditions provided for in this Contract, BNDESPAR concedes to VID an irrevocable option to purchase (the “Call Option”) 30,526,316 (thirty million, five hundred twenty-six thousand, three hundred and sixteen) common shares and (ii) 13,694,714 (thirteen million, six hundred ninety-four thousand, seven hundred and fourteen) preferred shares issued by VCP, as well as (iii) 50% (fifty percent) of all preferred shares issued by VCP that come to be subscribed and paid in by BNDESPAR in any surplus of a capital increase in VCP, as provided in the Investment Agreement, up to a limit of 9,547,964 (nine million, five hundred forty-seven thousand, nine hundred and sixty-four), provided that, should the exchange of Debentures addressed in Clause 3.1.13 of the Investment Agreement not occur, the common shares referred to in item (i) of this Clause shall not be subject to the Call Option (the “Call Option Shares”), which may be exercised pursuant to the conditions established below.

1.1.1.   In the event VCP lists with the Novo Mercado, the preferred shares subject to the Call Option that are converted into common shares shall be included in the Call Option Shares.

1.1.2.   In the event VCP realizes a capital increase during the Period for Exercising the Call Option, as defined below, it is herewith agreed that the shares subscribed by BNDESPAR in such capital increase through exercise of the preemptive right to subscribe shares corresponding to the Call Option Shares shall be automatically added to the lot of Call Option Shares.   If BNDESPAR does not exercise its preemptive right in subscribing to a capital increase in the COMPANY during the Period for Exercising the Call Option, BNDESPAR shall not be obligated to replenish the percentage corresponding to the Call Option Shares prior to any capital increase, obligating itself to cede to VID its preemptive right to subscribe shares, under the conditions required by the Shareholders’ Agreement.

1.1.3.   In addition, it is herewith agreed that, if the Migration does not occur, the number of preferred shares subject to the Call Option shall be reduced by 5,162,747 (five million, one hundred sixty-two thousand, seven hundred and forty-seven) preferred shares issued by VCP.   If there is a partial Migration, the number of preferred shares subject to the Call Option shall be reduced in proportion to the common shares issued by Aracruz and owned by BNDESPAR that have not been subject to the Migration.

1.2.   The Call Option may be exercised in full or in part, in a single or on multiple occasions, up to and including the last day of the 5th (fifth) year counted from the date on which the Shareholders’ Agreement enters into effect (the “Period for Exercising the Call Option”).

1.3.   Once the Call Option is exercised, BNDESPAR is obligated to sell, and VID is obligated to buy, the Call Option Shares at the price established in Clause 1.4 below.

l.4.   The purchase price of the Call Option Shares shall correspond to the price per share of the shares issued by VCP that BNDESPAR subscribed in VCP’s Capital Increase, corrected by 115% (one hundred and fifteen percent) of the daily average rates of the DI Depósitos Interfinanceiros de um dia, Extra-Grupo (Taxas DI), calculated and disclosed by the CETIP S.A. - Balcão Organizado de Ativos e Derivativos, pro rata temporis, as of the date the shares are paid in or the exchange of the Debentures for shares included in the lot of Call Option Shares, depending on the case, up to the date of effective payment of the price of the Call Option (“Call Option Price”).   Any dividends and interest on shareholders’ equity received by BNDESPAR relating to Call Option Shares after signature of this Contract, as duly corrected by the same correction index for the Call Option Price as of the date of effective receipt, shall be deducted from the Call Option Price.

1.4.1.   If BNDESPAR exercises its preemptive right to subscribe in any capital increase at the COMPANY, and the subscribed shares are included in the lot of Call Option Shares under the terms of Clause 1.1.2, the Call Option Price for these shares shall be the price per share issued by VCP in such capital increase, as corrected by the same index indicated in Clause 1.4 above, as of the date they are paid in.

1.5.   In cases of distributions of dividends in the form of VCP stock, VCP stock splits or reverse splits, the Call Option Shares and the Call Option Price shall be proportionally adjusted, without this involving any change in the global amount of the Call Option.

1.6.   The Call Option Price shall be paid in cash, in Brazilian currency, within 10 (ten) days counted from the receipt, by BNDESPAR, of the Call Option Exercise Notice, as defined in Clause 1.7 below, against effective transfer of the Call Option Shares that have been exercised under the Call Option.

1.7.   The Call Option discussed in this Clause 1 shall be exercised upon prior written and irrevocable notice from VID to BNDESPAR, with copy to the COMPANY (the “Call Option Exercise Notice”), at any time within the Period for Exercising the Call Option.

1.8.   During the Period for Exercising the Call Option, BNDESPAR is required to retain in its holding a quantity of shares sufficient to assure the exercise of the Call Option, except as provided in item 1.1.2., free and clear of any judicial or extra-judicial encumbrance, or legal or conventional or any other kind of lien, except as expressly authorized by VID.

1.9.   The Call Option does not restrict BNDESPAR’s right to sell to third parties the shares issued by VCP that it owns and that are not part of the lot equivalent to the Call Option Shares, in consonance with the Shareholders’ Agreement and applicable law.

CLAUSE 2

BNDESPAR’S PUT OPTION

2.1.   By means of this Contract, subject to the Put Option Conditions, as defined below, VID concedes to BNDESPAR an irrevocable option to sell (the “Put Option”) all of the shares issued by VCP and owned by BNDESPAR at the date of the effective exercise of the Put Option, less (i) the preferred shares issued by VCP and held by BNDESPAR before the date of execution of the Investment Agreement, (ii) BNDESPAR’s holding of shares issued by VCP as acquired from third parties after the date of signing the Investment Agreement, (iii) the respective stock dividends on and splits of the shares referred to in items (i) and (ii) above; and (iv) the shares acquired through exercising the preemptive right to subscribe shares corresponding to the shares referred to in items (i) and (ii) above (the “Put Option Shares”), which may be exercised under the terms established below.

2.2.   The Put Option may be exercised if any of the following conditions are satisfied (the “Put Option Conditions”):

a) if any of the competent antitrust authorities decide not to approve the Merger; or

b) if, when the Criterion for Adhesion to the Novo Mercado is satisfied, VID and/or VCP have not made all the arrangements necessary for listing with the Novo Mercado segment of the BOVESPA, as required in Clause 3.1.14 of the Investment Agreement; or

c) if the Merger does not occur due to an act or omission by VID and/or VCP; or

d) if a tender offer is required under the terms and conditions as provided in the Investment Agreement, and it is not realized due to an act or omission by VCP and/or VID.

2.3.   If BNDESPAR exercises the Put Option addressed in this Clause 2, VID will be obligated to buy, and BNDESPAR obligated to sell, the Put Option Shares, at the Put Option Price established in Clause 2.4 below.

2.4.   The sales price of the Put Option Shares shall correspond to the higher of (i) the price per share issued by VCP that BNDESPAR subscribed in VCP’s Capital Increase, as corrected by 130% (one hundred and thirty percent) of the average daily rates of the DI - Depósitos Interfinanceiros de um dia, Extra-Grupo (Taxas DI), calculated and disclosed by the CETIP S.A. - Balcão Organizado de Ativos e Derivativos, pro rata temporis, as of the date the shares are paid in or the exchange of the Debentures for shares included in the lot of Put Option Shares, depending on the case, up to the date of effective payment of the price of the Put Option or (ii) the price based on the average market price, as weighted by trading volume, of the shares issued by VCP that have the highest level of liquidity in the last 30 (thirty) trading sessions prior to the Exercise of the Put Option (the “Put Option Price”).  Any dividends and interest on shareholders’ equity received by BNDESPAR relating to Put Option Shares after signature of this Contract, as duly corrected by the same correction index for the Put Option Price as of the date of effective receipt, shall be deducted from the Put Option Price.

2.4.1.  If the Put Option is exercised pursuant to satisfaction of the condition set forth in Clause 2.2(a), the Put Option Price shall be corrected by 108% (one hundred and eight percent) of the average daily rates of the DI - Depósitos Interfinanceiros de um dia, Extra-Grupo (Taxas DI), calculated and disclosed by the CETIP S.A. - Balcão Organizado de Ativos e Derivativos, pro rata temporis, as of the date the shares are paid in or the exchange of the Debentures for shares included in the lot of Put Option Shares, depending on the case, up to the date of effective payment of the price of the Put Option.

2.4.2.  If BNDESPAR exercises its preemptive right to subscribe in any capital increase at the COMPANY, and the subscribed shares are included in the lot of Put Option Shares under the terms of Clause 2.1, the Put Option Price for these shares shall be the price per share issued by VCP in such capital increase, as corrected by the same index indicated in Clause 2.4 or 2.4.1 above, depending on the case, as of the date they are paid in.

2.5.  In cases of distributions of dividends in the form of VCP stock, VCP stock splits or reverse splits, the Put Option Shares and the Put Option Price shall be proportionally adjusted, without this involving any change in the global amount of the Put Option.

2.6.  The Put Option Price shall be paid in cash, in Brazilian currency, within 10 (ten) days counted from the receipt, by VID, of the Put Option Exercise Notice, against effective transfer of the Put Option Shares.

2.7.  The Put Option discussed in this Clause 2 shall be exercised in full in a single transaction upon prior written and irrevocable notice from BNDESPAR to VID, with copy to VCP and

VPAR, within 120 (one hundred and twenty) days counted as of the date BNDESPAR has unequivocal knowledge that one of the Put Option Conditions was satisfied, under penalty of loss of the right (the “Put Option Exercise Notice”).

2.8.  Any sale by BNDESPAR to third parties of some of the Put Option Shares does not extinguish nor prejudice BNDESPAR’s Put Option for the remaining lot of Put Option Shares.

CLAUSE 3

BNDESPAR’S ADDITIONAL PUT OPTION

3.1.  By means of this Contract, subject to the Addition Put Option Conditions, as defined below, VID concedes to BNDESPAR an irrevocable option to sell (the “Additional Put Option”) all of the common shares issued by VCP and owned by BNDESPAR resulting from the exchange of the Debentures addressed in Clause 3.1.13 of the Investment Agreement, their respective stock dividends on and splits, as well as any shares acquired through exercising the preemptive right to subscribe shares corresponding to the common shares resulting from the above-mentioned exchange (the “Additional Put Option Shares”), which may be exercised under the terms established below.

3.2.  The Additional Put Option may be exercised if, despite adopting all the measures VID and VCP have taken upon themselves for Adhesion to the Novo Mercado pursuant to the Investment Agreement, 4 (four) years after the date of issuance of the Debentures, (i) the Criterion for Adhesion to the Novo Mercado has not been met or (ii) the Criterion for Adhesion to the Novo Mercado has been met, but the Adhesion to the Novo Mercado has not occurred for reasons that are beyond the control of VID and VCP (the “Additional Put Option Conditions”).

3.3.  If BNDESPAR exercises the Additional Put Option addressed in this Clause 3, VID will be obligated to buy, and BNDESPAR obligated to sell, the Additional Put Option Shares, at the Additional Put Option Price established in Clause 3.4 below.

3.4.  The sales price of the Additional Put Option Shares shall correspond to the higher of (i) the price per share issued by VCP that BNDESPAR subscribed in VCP’s Capital Increase, as corrected by 108% (one hundred and eight percent) of the average daily rates of the DI - Depósitos Interfinanceiros de um dia, Extra-Grupo (Taxas DI), calculated and disclosed by the CETIP S.A. - Balcão Organizado de Ativos e Derivativos, pro rata temporis, as of the date of the exchange of the Debentures for shares or the date shares acquired through the exercise of the preemptive right corresponding to the common shares resulting from such exchange are paid in, depending on the case, up to the date of effective payment of the price of the Additional Put Option or (ii) the price per share based on the average market price, as weighted by trading volume, of the shares issued by VCP that have the highest level of liquidity in the last 30 (thirty) trading sessions prior to the Exercise of the Put Option (the “Additional Put Option Price”).  Any dividends and interest on shareholders’ equity received by BNDESPAR relating to Additional Put Option Shares after signature of this Contract, as duly corrected by the same correction index for the Additional Put Option Price as of the date of effective receipt, shall be deducted from the Additional Put Option Price.

3.4.1.  If BNDESPAR exercises its preemptive right to subscribe in any capital increase at the COMPANY, and the subscribed shares are included in the lot of Additional Put Option Shares under the terms of Clause 3.1, the Put Option Price for these shares shall be the price per share issued by VCP in such capital increase, as corrected by the same index indicated in Clause 3.4 above, as of the date they are paid in.

3.5.  In cases of distributions of dividends in the form of VCP stock, VCP stock splits or reverse splits, the Additional Put Option Shares and the Additional Put Option Price shall be proportionally adjusted, without this involving any change in the global amount of the Additional Put Option.

3.6.  The Additional Put Option Price shall be paid in cash, in Brazilian currency, within 10 (ten) days counted from the receipt, by VID, of the Additional Put Option Exercise Notice, against transfer of the Additional Put Option Shares.

3.7.  The Additional Put Option discussed in this Clause 3 shall be exercised in full in a single transaction upon prior written and irrevocable notice from BNDESPAR to VID, with copy to VCP and VPAR, within 120 (one hundred and twenty) days counted as of the date BNDESPAR has unequivocal knowledge that one of the Additional Put Option Conditions was satisfied, under penalty of loss of the right (“Additional Put Option Exercise Notice”).

3.8.  Any sale by BNDESPAR to third parties of some of the Additional Put Option Shares does not extinguish nor prejudice BNDESPAR’s Additional Put Option for the remaining lot of Additional Put Option Shares.

CLAUSE 4

BNDESPAR’S SUPPLEMENTAL PUT OPTION

4.1.  By means of this Contract, subject to the Supplemental Put Option Condition, as defined below, VID concedes to BNDESPAR an irrevocable option to sell all of the shares issued by VCP and owned by BNDESPAR at the date of its effective exercise (the “Supplemental Put Option”), less (i) the preferred shares issued by VCP held by BNDESPAR before the date of execution of the Investment Agreement, (ii) BNDESPAR’s holding of shares issued by VCP as acquired from third parties after the date of signing the Investment Agreement, (iii) the respective stock dividends on and splits of the shares referred to in items (i) and (ii) above, and (iv) the shares acquired through exercising the preemptive right to subscribe shares corresponding to the shares referred to in items (i) and (ii) above (the “Supplemental Put Option Shares”), which may be exercised under the terms established below.

4.2.  The Supplemental Put Option may be exercised if, within 180 (one hundred and eighty) days counted from the date of execution of this Contract, which period may be extended by a maximum of another 180 (one hundred and eighty) days under the terms of the Investment Agreement, there is no evidence that Aracruz has executed a definitive agreement with the financial institutions that have loaned at least 80% (eighty percent) of the total face amount of overdue debt from the derivative contracts mentioned in Aracruz’s material event notices published on September 25 and October 2, 2008, containing the conditions for refinancing such debts, under the terms of the Pre-Agreement or on equivalent or more favorable conditions for Aracruz (the “Supplemental Put Option Condition”), subject to the provisions in Clauses 4.2.1 and 4.2.2 below.

4.2.1.  In addition to the above provision, the following shall also be deemed to be a Supplemental Put Option Condition: (i) dissolution of the definitive agreement mentioned in this Clause 4.2. due to Aracruz’ voluntary breach, or (ii) invalidation of the definitive agreement mentioned in this Clause 4.2. due to a definitive judicial or arbitral decision handed down within the 180 (one hundred and eighty) days following the execution of such agreement.

4.3.   If BNDESPAR exercises the Supplemental Put Option addressed in this Clause 4, VID will be obligated to buy, and BNDESPAR obligated to sell, the Supplemental Put Option Shares, as defined in Clause 4.1 above, at the Supplemental Put Option Price established in item 4.4 below.

4.4.   The sale price of the Supplemental Put Option Shares shall correspond to the issuance price of VCP’s shares that BNDESPAR subscribed in VCP’s Capital Increase, as corrected by 108% (one hundred and eight percent) of the average daily rates of the DI - Depósitos Interfinanceiros de um dia, Extra-Grupo (Taxas DI), calculated and disclosed by the CETIP S.A. - Balcão Organizado de Ativos e Derivativos, pro rata temporis, as of the date the shares are paid in or the exchange of the Debentures for shares included in the lot of Supplemental Put Option Shares, depending on the case, up to the date of effective payment of the price of the Supplemental Put Option (the “Supplemental Put Option Price”). Any dividends and interest on shareholders’ equity received by BNDESPAR relating to Supplemental Put Option Shares after signature of this Contract, as duly corrected by the same index for the Supplemental Put Option Price as of the date of effective receipt, shall be deducted from the Supplemental Put Option Price.

4.4.1.  If BNDESPAR exercises its preemptive right to subscribe in any capital increase at the COMPANY, and the subscribed shares are included in the lot of Supplemental Put Option Shares under the terms of Clause 4.1, the Supplemental Put Option Price for these shares shall be the price per share issued by VCP in such capital increase, as corrected by the same index indicated in Clause 4.4 as of the date they are paid in.

4.5.  In cases of distributions of dividends in the form of VCP stock, VCP stock splits or reverse splits, the Supplemental Put Option Shares and the Supplemental Put Option Price shall be proportionally adjusted, without this involving any change in the global amount of the Supplemental Put Option.

4.6.  The Supplemental Put Option Price shall be paid by VID in up to 5 (five) consecutive annual installments, each corresponding to the balance due (as duly corrected by the same correction index as the Supplemental Put Option Price up to the date of effective receipt in Brazilian currency) divided by the number of remaining installments; the first installment shall be due on the first business day after a 3 (three) year period counted from the date of the Supplemental Put Option Exercise Notice, as defined below, and the four remaining installments on the same day and month of the subsequent years.

4.7.  The Supplemental Put Option discussed in this Clause 4 shall be exercised in full in a single transaction upon prior written and irrevocable notice from BNDESPAR to VID, with copy to VCP and VPAR, within 90 (ninety) days of the date BNDESPAR has unequivocal knowledge that the Supplemental Put Option Condition has been satisfied, under penalty of loss of the right (“Supplemental Put Option Exercise Notice”).

4.8.  Any sale by BNDESPAR to third parties of some of the Supplemental Put Option Shares does not extinguish nor prejudice BNDESPAR’s Supplemental Put Option for the remaining lot of Supplemental Put Option Shares.

CLAUSE 5

VID’S SPECIAL OBLIGATION

5.1.  If BNDESPAR exercises the Put Option, the Additional Put Option or the Supplemental Put Option after the date of VID’s partial or full exercise of the Call Option, VID shall pay BNDESPAR, in Brazilian currency, together with the Put Option Price, the positive difference between the BNDESPAR’s Put Option Price and the VID’s Call Option Price, relative to the lot of Call Option Shares effectively exercised by VID.

CLAUSE 6

GUARANTEE

6.1.  To ensure the punctual and full payment of any obligations arising from the Put Option, the Additional Put Option and the Supplemental Put Option as provided for in Clauses 2, 3 and 4, respectively, a fidejussionary security represented by VPAR’s surety shall be constituted.

6.6.1.  Under the terms of the Surety Letter issued on this date, VPAR, by this instrument and as provided by law, promises to BNDESPAR, as VID’s guarantor and principal payor, to jointly guarantee the payment of the Put Option Price, the Additional Put Option Price and the Supplemental Put Option Price, including late payment charges and any other charges arising from any necessary judicial actions, this surety being irrevocable for all legal effects.

CLAUSE 7

VID’S ADDITIONAL OBLIGATION

7.1.  VID promises BNDESPAR that it will comply, as applicable, with the “PROVISIONS APPLICABLE TO BNDES’ CONTRACTS (“DISPOSIÇÕES APLICÁVEIS AOS CONTRATOS DO BNDES”), approved by Resolution n° 665, of December 10, 1987, as partially amended by Resolution n° 775 of December 16, 1991; Resolution n° 863 of March 11, 1996; Resolution n° 878 of September 4, 1996; Resolution n° 894 of March 6, 1997; Resolution n° 927 of April 1, 1998; Resolution n° 976 of September 24, 2001; and Resolution n° 1.571 of March 4, 2008, all by BNDES’s Executive Board, published in the Diário Oficial da União (Section 1), on December 29, 1987, December 27, 1991, April 8, 1996, September 24, 1996, March 19, 1997, April 15, 1998, October 31, 2001 and March 25, 2008, respectively, for all juridical purposes and effects, including with respect to the any contractual breach.

CLAUSE 8

VID’S REPRESENTATIONS AND WARRANTIES

8.1.  VID represents and warrants to BNDESPAR that:

a)            the execution of this Contract, and the assumption of and the compliance with the obligation arising herefrom, do not depend on any authorizations from its deliberative and executive organs (Shareholders’ Meeting, Board of Directors and Board of Executive Officers), nor any prior resolution by shareholders required under any shareholders’ agreements filed at its headquarters, except for those authorizations as have already been conceded and delivered to BNDESPAR on the date of execution of this Contract;

b)            its legal representatives who sign this Contract have statutory powers to assume the obligation set forth herein, and, being agents, have the legitimately granted powers, and the respective mandates are in full effect; and

c)             the execution of this Contract, and the assumption of and the compliance with the obligation arising herefrom do not lead, directly or indirectly, to full or partial non-compliance with (i) any contracts of any nature to which VID is a party, signed prior to the date of execution of this Contract; (ii) any legal or regulatory standard to which VID is subject; and (iii) any liminary, judicial or administrative order or decision that affects VID.

CLAUSE 9

COMMUNICATIONS

9.1.  All alerts, notices, and any other form of communication that must be delivered under the terms of this Contract shall be addressed in writing as follows:

If to BNDESPAR:

Av. República do Chile, 100,

Rio de Janeiro, RJ, Brasil

Fax: 21-2220-2907

At.: Superintendente da Área de Mercado de Capitais — AMC

If to VID:

Rua Amauri, n° 255 - 13° andar - Conjunto A

São Paulo, SP, Brasil

Fax: 11 3079-9345

At.: Sr. Raul Calfat

With copy to:

Rua Amauri, n° 255 - 13° andar - Conjunto A

São Paulo, SP, Brasil

Fax: 11 3079-9345

At.: Dr. Alexandre D’Ambrósio

If to VCP:

Alameda Santos, n° 1.357 - 8° andar

São Paulo, SP, Brasil

Fax: 11 2138-4066

At.: Sr. José Luciano Duarte Penido

With copy to:

Rua Amauri, n° 255 - 13° andar Conjunto A

São Paulo, SP, Brasil

Fax: 11 3079-9345

At.: Dr. Alexandre D’Ambrósio

9.2.  The alerts, notices, and any other forms of communication shall be deemed to have been delivered on the date affixed to the notice of receipt, the date of confirmation of receipt of messages sent by fax, or on the date of formal judicial or extrajudicial notice.

9.3.  Copies of any and all correspondence exchanged between the Parties and/or VCP regarding their respective matters shall be sent to the other Parties and/or VCP, as applicable.

9.4.  Any changes in the above addresses shall be communicated immediately to the parties and/or VCP; any failure to so communicate will result in the correspondence sent to the old addresses being deemed for all legal and factual purposes and effects to be properly sent and received.

CLAUSE 10

JUDGMENT FINE

10.1.  In the event of a judicial award or enforcement order, VID shall pay a fine of 10% (ten percent) on the principal and charges on debt arising from this Contract, without prejudice to the payment of extrajudicial and judicial expenses and lawyers’ fees owed as of the commencement of the action.

CLAUSE 11

MISCELLANEOUS

11.1.  Definitions.  The capitalized words and terms used in this Contract have the meaning attributed to them in this Contract or in the Investment Agreement executed by the Parties on this date.

11.2.  Breaches of Non-Financial Obligations.  In the event of non-compliance with any non-financial obligation assumed by VID and VP AR in this Contract, the provisions of the DISPOSIÇÕES APLICÁVEIS AOS CONTRATOS DO BNDES shall apply, especially with respect to its articles 39 and 40, which provide for possible early termination of contracts to which VID, VPAR and/or VCP figure as a party with the BNDES System.

11.3.  Irrevocability and Assignment.  This Contract is executed irrevocably, subject to the exceptions provided herein, and obligates the Parties and their respective successors of any kind, and may not be assigned or transferred in whole or in part, except with the prior written consent of the other Party.

11.4.  Intervention.  VPAR signs this Contract as a guarantor and represents that it is aware of its terms and obligated to comply with all of its obligations under the conditions set forth herein.

11.5.  Severability.  If any term or provision stipulated in this Contract is deemed null, illegal, unenforceable or inapplicable by virtue of a definitive legal provision or judicial decision, all the other conditions and provisions contained herein shall remain in full force, and in such event, the Parties shall negotiate in good faith to amend this Agreement in order to reestablish the original intent of the Parties, to the extent possible.

11.6.  Waiver of Rights.  The Parties recognize as provided in law that except if expressly set forth in this Contract, (i) the non-exercise, concession of time, toleration, or delay in exercising any right assured to them in this Contract or by law shall not constitute a novation or waiver of these rights, nor prejudice their eventual exercise; (ii) the partial exercise of these rights shall not impede the later exercise of the rest of these rights, or the exercise of any other right; (iii) a waiver of any right will only be valid if conceded in writing; and (iv) a waiver of a right shall be narrowly interpreted and shall not be deemed to be a waiver of any other right conferred through this Contract.

11.7.  Amendments.  The provisions of this Contract may only be amended or waived through a written instrument signed by the Parties.

11.8.  Specific Performance.  The obligations assumed in this Contract are subject to specific performance, and a harmed Party may utilize any proceeding to enforce its assumed terms and obligations.

CLAUSE 12

APPLICABLE LAW, ARBITRATION AND FORUM

12.1.  This Contract shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil.  The Parties agree that any dispute arising from this Contract that cannot be resolved amicably by the parties within an unextendable period of 30 (thirty) consecutive days, shall be settled by arbitration by the Câmara de Arbitragem do Mercado da BOVESPA (the “Arbitration Chamber”), in accordance with its Regulations (except with respect to the timeframes provided therein, which shall be tripled), with this Clause 12 serving as a cláusula compromissória for effects of the provision in paragraph l of article 4 of Law 9.307/96.  The administration and proper conduct of the arbitral proceeding shall similarly fall to the Arbitration Chamber.

12.1.1.  The Arbitral Tribunal shall be composed of 3 (three) arbitrators, of which one shall be named by the Party with the intention to institute the arbitration, one by the other Party, and the third, who will act as chair for the Arbitral Tribunal, by the arbitrators named by the

Parties.  If one of the Parties does not name an arbitrator or if the arbitrators named do not arrive at consensus on the third arbitrator, the President of the Arbitration Chamber shall name them as quickly as possible.

12.1.2.  The Parties recognize that any arbitral order, decision or determination shall be definitive and binding, judicially enforceable against the parties and their successors, which promise to comply with the determination in the arbitral award, without judicial enforcement.

12.1.3.  Notwithstanding the above, each Party retains the right to request judicial measures in order to (a) obtain any “emergency measures” that become necessary prior to the commencement of the arbitral proceeding, and such measure shall not be interpreted as a waiver of the arbitral proceeding by the Parties; (b) to enforce any arbitral decision, including the final arbitral report; and (c) to ensure the installation of the arbitral tribunal.  Accordingly, the Parties elect the Forum of the County of Rio de Janeiro in the State of Rio de Janeiro and renounce any other court, no matter how privileged.

And being thus agreed and contracted, the Parties sign 3 (three) copies of this instrument of equal substance and with a single effect, in the presence of the witnesses who sign below.

The pages of this instrument are initialed by lawyer(s) from the BNDES system, upon authorization by the legal representative(s) who sign.

Rio de Janeiro, January 19, 2009

BNDES PARTICIPAÇÕES S.A. - BNDESPAR

/s/ Luciano Coutinho		/s/ Eduardo Rath Fingerl
Name:	Luciano Coutinho	Name:	Eduardo Rath Fingerl
Title:	Chairman of the Board	Title:	Director of BNDESPAR

VOTORANTIM INDUSTRIAL S.A.

/s/ [illegible]		/s/ Alexandre D’Ambrósio
Name:	[illegible]	Name:	Alexandre D’Ambrósio
Title:	[illegible]	Title:	[illegible]

(continuation of the signature page of the Put and Call Options Contract for Common and Preferred Shares Issued by Votorantim Celulose e Papel S.A.)

VOTORANTIM CELULOSE E PAPEL S.A.

/s/ [illegible]		/s/ [illegible]
Name:		Name:
Title:		Title:

VOTORANTIM PARTICIPAÇÕES S.A.

/s/ [illegible]		/s/ [illegible]
Name:		Name:
Title:		Title:

WITNESSES:

1.	/s/ Vania Cristina Nascimento	2.	/s/ Edson da Silva Medeiros
Name:	Vania Cristina Nascimento	Name:	Edson da Silva Medeiros
CPF:	663 229957-15	CPF:	890.456.377-15

ANNEX — SURETY LETTER

São Paulo, January 19, 2009

To

BNDES Participações S.A.- BNDESPAR

Av. República do Chile n° 100

Rio de Janeiro - RJ

Ref.: SURETY LETTER

Dear Sirs,

By this instrument, VOTORANTIM PARTICIPAÇÕES S.A., headquartered in the city and state of São Paulo at Rua Amauri, 255 — 10th floor, registered with the CNPJ/MF under n.° 61.082.582/0001-97, in this act represented as provided in its Bylaws, obligates itself as GUARANTOR and principal payor to comply with the obligations assumed by VOTORANTIM INDUSTRIAL S.A. (“VID”), headquartered in the city and state of São Paulo at Rua Amauri, n.° 255, 13th floor, cj. A, registered with the CNPJ/MF under n.° 03.407.049/0001-51, in the Put and Call Options Contract for Common and Preferred Shares Issued by Votorantim Celulose e Papel S.A. (the “Contract”), which Contract the GUARANTOR represents it knows, covering the surety of not only the principal of the debt relating to the prices provided for in the Contract, but also the interest, commissions, conventional penalties and other charges.

This surety is provided irrevocably until the effective liquidation of the prices provided for in the Contract, and the GUARANTOR waives the benefits provided in articles 366, 827 and 838 of the Civil Code and takes joint responsibility for the loyal and precise compliance with all the obligations assumed by VID, promising, in the event of VID’s breach, to honor the monetary obligations it has assumed in the Contract within 2 (two) business days counted as of the written communication from BNDESPAR reporting the breach, to be sent to the Guarantor under the terms of the Contract.

That said, we sign in 3 (three) copies of equal substance, in the presence of two witnesses.

VOTORANTIM PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

WITNESSES:

1.	2.
Name:	Name:
CPF:	CPF: